Exhibit 99.1

Nevada Gold & Casinos Announces Agreement to Sell

Colorado Vacant Land Holdings

LAS VEGAS, April 25, 2016 -- Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) today announced the execution of an Agreement to sell approximately 260 acres of land in Gilpin County, Colorado to RSM Partners, LLC, a privately owned company, for $750,000.

Pursuant to the Agreement, the Company received a $75,000 down payment and will finance the $675,000 balance at 5% interest only, payable monthly, with a balloon payment of $675,000 due April 30, 2019. The Company expects to record a non-cash impairment loss of approximately $350,000 in the fourth quarter of the 2016 fiscal year.

“We are pleased to dispose of this asset despite the resulting impairment charge. In 2011, we recorded an impairment charge of $2.3 million related to this land, and for federal income tax purposes, that impairment loss, as well as the current impairment charge, are expected to now be available to reduce our taxable income, thus saving approximately $0.9 million in tax payments“, said Nevada Gold CEO Mike Shaunnessy.

The sale of this asset allows management to focus resources in more productive pursuits. This land was acquired in a series of transactions almost 20 years ago, and has been actively for sale since 2007. The Company used the proceeds received from this transaction to further reduce debt.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (NYSE MKT:UWN) of Las Vegas, Nevada is a developer, owner and operator of 9 gaming operations in Washington (wagoldcasinos.com), a local casino in Henderson, Nevada (clubfortunecasino.com) and a slot route operation in Deadwood, South Dakota (dakotaplayersclub.com). For more information, visit www.nevadagold.com.

Contacts:

Nevada Gold & Casinos, Inc.

Michael P. Shaunnessy / James Meier

(702) 685-1000

Stonegate Capital Partners

Casey Stegman

(214) 987-4121